Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER RESULTS

- Revenues Increased 21.0% to $50.1 Million

- The Temporary by American Place Officially Opened on February 17th;

Illinois Sportsbook Expected to Commence Operations by August 2023

- Full Opening of Chamonix Casino Hotel Slated for December 26, 2023

- Barry Dakake and Yassine Lyoubi, Co-owners of Barry’s Downtown Prime and Former Operators of
N9NE Steakhouse in Las Vegas, to Operate the Fine Dining Restaurant at Chamonix Casino Hotel

Las Vegas – May 8, 2023 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ended March 31, 2023, including updates regarding its growth pipeline.

On a consolidated basis, revenues in the first quarter of 2023 were $50.1 million, a 21.0% increase from $41.4 million in the prior-year period. Net loss for the first quarter of 2023 was $11.4 million, or $(0.33) per diluted common share, which includes $10.5 million of preopening and development costs, primarily related to the February 2023 opening of The Temporary and the Company’s Chamonix construction project. In the prior-year period, net income was $0.1 million, or $0 per diluted common share, reflecting $4.4 million of debt modification costs related to the Company’s offering of additional notes in February 2022, and $1.0 million of preopening and development costs. Adjusted EBITDA(a) rose 20.6% to $10.1 million in the 2023 first quarter, versus $8.4 million in the prior-year period, reflecting the opening of The Temporary in February 2023 and Rising Star’s sale of “free play” (which also occurred in the prior year, though not until the second quarter of 2022).

“This was a transformational quarter for our company, with the first phase of our American Place project now open and already contributing meaningfully to our financial results,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “In its first 1.5 months of operations, The Temporary by American Place generated $10.4 million of revenue and $3.6 million of Adjusted Property EBITDA, resulting in an Adjusted Property EBITDA margin of 34.3%. Its marketing database currently consists of approximately 25,000 people and continues to grow steadily. As The Temporary’s database continues to expand and its remaining amenities come online, we expect continued growth in the property’s revenue and profit contributions.

“Since our soft opening of The Temporary on February 17th, we have continued to ramp up operations. In early April, our second restaurant — Asia-Azteca, serving a fusion of Mexican and Asian cuisines — began welcoming guests. On May 12th, we expect to begin 24-hour casino operations on weekends, as well as the removal of all restrictions on table game limits and table game operating hours. We expect to complete our opening of The Temporary with the addition of 22 more table games by June, followed by the opening of our fine-dining restaurant and an on-site sportsbook. In contrast, we have generally operated only 28 table games since opening.

“We also continue to make substantial progress at our Chamonix project in Cripple Creek, Colorado,” continued Mr. Lee. “Barry Dakake, a celebrated chef known for leading Barry’s Downtown Prime and N9NE Steakhouse in Las Vegas, Nevada, recently agreed to operate our fine dining restaurant at Chamonix. Barry and his team are known for creating restaurants with amazing guest service and equally amazing cuisine. He began his career with Chef Charlie Palmer at the Aureole restaurants in New York and on the Las Vegas Strip, which earned numerous Michelin stars and James Beard Awards. He was also a part of the opening team of N9NE Steakhouse, which was named a “Top 100 Restaurant in the World” by Condé Nast Traveler, “Best Steakhouse” by Vegas Magazine, “Hottest New Restaurant” by Wine Spectator, and one of “America’s Best Restaurants” by Gourmet Magazine. We look forward to vying to be one of the state’s leading restaurants with Barry at our Chamonix Casino Hotel.

“We also have finalized an opening day for Chamonix: December 26, 2023. On that day, we expect to open with a near-complete experience, with all three of our hotel towers, our new casino, fine dining restaurant, and parking garage. We look forward to welcoming our first guests to what we believe will be the most unique casino destination in Colorado.”

For project renderings and live construction webcams, please visit www.AmericanPlace.com and www.ChamonixCO.com.

First Quarter Highlights and Subsequent Events

During the first quarter of 2023, the Company updated its reportable segments to Midwest & South, West, and Contracted Sports Wagering, reflecting a realignment within the Company as a result of our continued growth.

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and The Temporary by American Place, which opened on February 17, 2023. Revenues for the segment were $40.8 million in the first quarter of 2023, a 36.2% increase from $29.9 million in the prior-year period. Adjusted Segment EBITDA rose to $10.7 million, a 50.8% increase from $7.1 million in the prior-year period. These results reflect approximately 1.5 months of operations at The Temporary, the Company’s newest casino located in Waukegan, Illinois. In the first quarter of 2023, The Temporary generated $10.4 million of revenue and $3.6 million of Adjusted Property EBITDA, resulting in an Adjusted Property EBITDA margin of 34.3%. Additionally, the current-period results include Rising Star’s sale of “free play,” which resulted in $2.1 million of revenue and income in the first quarter of 2023. Rising Star also sold its “free play” for $2.1 million during 2022, although not until the second quarter.

Excluding results from The Temporary, same-store revenues rose by $0.4 million due to the sale of “free play” at Rising Star, as noted above. This helped to offset a revenue decline at Silver Slipper, due in part to declines in the slot and table games hold percentages. Same-store Adjusted Segment EBITDA was flat at $7.1 million.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village), Stockman’s Casino, Bronco Billy’s Casino and Hotel and, upon its expected opening in December 2023, will include Chamonix Casino Hotel. Revenues for the segment were $8.1 million in the first quarter of 2023 versus $8.6 million in the prior-year period. Adjusted Segment EBITDA was $56,000 versus $0.5 million. Results in both periods reflect the temporary loss of all on-site parking and on-site hotel rooms at Bronco Billy’s to accommodate the construction of neighboring Chamonix. Additionally, the current period reflects significant snowfall near Lake Tahoe and in Colorado, adversely impacting guest traffic at our Grand Lodge and Bronco Billy’s properties.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $1.2 million in the first quarter of 2023, reflecting all three of our permitted skins now contractually live in Colorado and two of our three skins live in Indiana. Revenues and Adjusted EBITDA were both $2.8 million in the prior-year period, reflecting an acceleration of deferred revenue for two agreements that ceased operations in May 2022, when one of the Company’s contracted parties ended its online operations.

The results of this segment do not yet include income contribution from the Company’s Illinois sports skin. Similar to the Company’s other sports wagering agreements, the Company will receive a percentage of revenues, as defined in the contract, with minimal expected expenses. The total annualized minimum amount for all six of the Company’s sports wagering agreements will be $10 million once this Illinois skin is live. The Company believes that its Illinois sports skin will begin operations by August 2023, pending customary regulatory approvals.

Liquidity and Capital Resources

As of March 31, 2023, the Company had $142.4 million in cash and cash equivalents, including $101.6 million of cash reserved under its bond indentures to complete the construction of Chamonix. Its debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which become callable at specified premiums beginning in February 2024, and $27.0 million outstanding under its revolving credit facility.

Conference Call Information

The Company will host a conference call for investors today, May 8, 2023, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2023 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through May 22, 2023. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13738611.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Same-store Adjusted Segment EBITDA is Adjusted Segment EBITDA further adjusted to exclude the Adjusted Property EBITDA of properties that have not been in operation for a full year. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenues
Casino	$35,987	$29,084
Food and beverage	7,660	6,511
Hotel	2,144	2,179
Other operations, including contracted sports wagering	4,315	3,649
	50,106	41,423
Operating costs and expenses
Casino	13,344	9,875
Food and beverage	7,455	6,568
Hotel	1,219	1,071
Other operations	482	462
Selling, general and administrative	18,229	15,393
Project development costs	7	165
Preopening costs	10,497	786
Depreciation and amortization	5,859	1,792
Loss on disposal of assets	—	8
	57,092	36,120
Operating (loss) income	(6,986)	5,303
Other (expense) income
Interest expense, net	(4,819)	(6,399)
Loss on modification of debt	—	(4,406)
Gain on insurance settlement	355	—
	(4,464)	(10,805)
Loss before income taxes	(11,450)	(5,502)
Income tax benefit	(35)	(5,612)
Net (loss) income	$(11,415)	$110

Basic loss per share	$(0.33)	$—
Diluted loss per share	$(0.33)	$—

Basic weighted average number of common shares outstanding	34,410	34,262
Diluted weighted average number of common shares outstanding	34,410	36,623

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues
Midwest & South	$40,802	$29,949
West	8,124	8,644
Contracted Sports Wagering	1,180	2,830
	$50,106	$41,423
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$10,687	$7,088
West	56	509
Contracted Sports Wagering	1,161	2,767
Adjusted Segment EBITDA	11,904	10,364
Corporate	(1,779)	(1,967)
Adjusted EBITDA	$10,125	$8,397

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Same-store Revenues and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Midwest & South same-store total revenues(1)	$30,382	$29,949
The Temporary by American Place	10,420	—
Midwest & South total revenues	$40,802	$29,949

Midwest & South same-store Adjusted Segment EBITDA(1)	$7,114	$7,088
The Temporary by American Place	3,573	—
Midwest & South Adjusted Segment EBITDA	$10,687	$7,088

__________

(1)	Same-store operations exclude results from The Temporary by American Place, which opened on February 17, 2023.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net (loss) income	$(11,415)	$110
Income tax benefit	(35)	(5,612)
Interest expense, net	4,819	6,399
Loss on modification of debt	—	4,406
Gain on insurance settlement	(355)	—
Operating (loss) income	(6,986)	5,303
Project development costs	7	165
Preopening costs	10,497	786
Depreciation and amortization	5,859	1,792
Loss on disposal of assets	—	8
Stock-based compensation	748	343
Adjusted EBITDA	$10,125	$8,397

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended March 31, 2023
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$(4,666)	$5,256	$—	$10,097	$—	$10,687
West	(916)	572	—	400	—	56
Contracted Sports Wagering	1,161	—	—	—	—	1,161
	(4,421)	5,828	—	10,497	—	11,904
Other operations
Corporate	(2,565)	31	7	—	748	(1,779)
	$(6,986)	$5,859	$7	$10,497	$748	$10,125

Three Months Ended March 31, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$5,023	$1,272	$7	$—	$786	$—	$7,088
West	21	487	1	—	—	—	509
Contracted Sports Wagering	2,767	—	—	—	—	—	2,767
	7,811	1,759	8	—	786	—	10,364
Other operations
Corporate	(2,508)	33	—	165	—	343	(1,967)
	$5,303	$1,792	$8	$165	$786	$343	$8,397

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; and our expectations regarding the success and commencement dates of any new sports wagering contracts or operations in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; inflation and its potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete Chamonix and American Place on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include The Temporary by American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino expected to open in December 2023 in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com